EXHIBIT 99.1

N E W S R E L E A S E

SUBJECT:	HAVERTY FURNITURE
REPORTS RESULTS FOR SECOND QUARTER 2006

ATLANTA GEORGIA, AUGUST 2, 2006 – HAVERTY FURNITURE COMPANIES, INC. (NYSE: HVT and HVT.A) today reported earnings for the second quarter ended June 30, 2006. Net income for the second quarter was $3.6 million or $0.16 per diluted share of Common Stock, as compared to the second quarter 2005 net income of $1.3 million or $0.06 per diluted share of Common Stock.

For the six months ended June 30, 2006, net income was $8.7 million or $0.38 per diluted share of Common Stock versus net income of $4.5 million or $0.20 per diluted share of Common Stock for the same period in 2005.

Net sales for the second quarter of 2006 were $211.0 million, an increase of 9.7% over sales of $192.4 million for the corresponding quarter in 2005. As previously reported, comparable-store sales increased 7.8% for the quarter.

Clarence H. Smith, president and chief executive officer, said, “Results for the second quarter reflect our sales increases for May and June and the improved gross profit margins we are achieving with the growth of our proprietary Havertys Collections® branded products. The flow of imported merchandise is better managed this year through our recently expanded main distribution center. This has helped us increase sales by improving our in-stock position and fulfill orders in a shorter time frame. Our top line also benefited from higher average sales tickets generated from selected sales events and longer free-interest, no down payment credit promotions.

“Total SG&A expenses were up 8 basis points as a percent of net sales compared to the second quarter last year. With the increased sales we leveraged expenses in the advertising, warehouse, occupancy and administrative areas. Our customers have primarily selected the credit promotions we offer through a third-party finance company. We pay an up-front discount on these transactions that is included in selling expenses. Due to the popularity of the programs and higher discount, this cost increased by 114 basis points as a percent of net sales for the quarter compared to last year’s quarter. We also had higher local delivery expense in the current quarter which combined with greater credit costs led to the small overall SG&A increase.

“The provision for doubtful accounts and interest expense were each 21 basis points of sales lower in the second quarter this year, due partly to a greater use of our in-house credit promotions in last year’s quarter.

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NEWS RELEASE – August 2, 2006

HAVERTY FURNITURE COMPANIES, INC.	Page 2

“Our efforts continue to be focused on building consumer awareness of the Havertys Collections® merchandise and strengthening our connection with our target customers. We are also intent on becoming more efficient in running our business so that costs can be further contained and leveraged as we grow. We look forward to demonstrating progress on these fronts in the remainder of 2006.”

Havertys is a full-service home furnishings retailer with 119 showrooms in 17 states in the Southern and Midwestern regions providing its customers with a wide selection of quality merchandise in middle- to upper-middle price ranges. Additional information is available on the Company’s website at www.havertys.com.

News releases include forward-looking statements, which are subject to risks and uncertainties. Factors that might cause actual results to differ materially from future results expressed or implied by such forward-looking statements include, but are not limited to, general economic conditions, the consumer spending environment for large ticket items, competition in the retail furniture industry and other uncertainties detailed from time to time in the Company’s reports filed with the SEC.

The company will sponsor a conference call Thursday, August 3, 2006 at 10:00 a.m. Eastern Daylight Time to review the second quarter. Listen-only access to the call is available via the web at havertys.com (For Investors) and at streetevents.com (Individual Investor Center), both live and for a limited time, on a replay basis.

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NEWS RELEASE – August 2, 2006

HAVERTY FURNITURE COMPANIES, INC. and SUBSIDIARIES	Page 3

	Condensed Consolidated Statements of Income (Amounts in thousands except per share data – Unaudited)

	Quarter Ended June 30,		Six Months Ended June 30,
	2006	2005	2006	2005

Net sales	$211,034	$192,394	$420,122	$400,027
Cost of goods sold	107,143	100,848	211,457	209,799
Gross profit	103,891	91,546	208,665	190,228
Credit service charges	692	875	1,454	1,865
Gross profit and other revenue	104,583	92,421	210,119	192,093

Expenses:
Selling, general and administrative	98,574	89,711	197,124	183,673
Interest, net	96	397	62	1,298
Provision for doubtful accounts	82	311	116	517
Other (income) expense, net	(19)	20	(1,237)	(439)
Total expenses	98,733	90,439	196,065	185,049

Income before income taxes	5,850	1,982	14,054	7,044
Income taxes	2,259	673	5,360	2,561
Net income	$3,591	$1,309	$8,694	$4,483

Basic earnings per share:
Common Stock	$0.16	$0.06	$0.39	$0.20
Class A Common Stock	$0.15	$0.05	$0.37	$0.19
Diluted earnings per share:
Common Stock	$0.16	$0.06	$0.38	$0.20
Class A Common Stock	$0.15	$0.05	$0.37	$0.19

Weighted average shares – basic:
Common Stock	18,308	18,431	18,236	18,403
Class A Common Stock	4,256	4,311	4,271	4,314
Weighted average shares – assuming dilution[1]:
Common Stock	22,751	22,913	22,686	22,956
Class A Common Stock	4,256	4,311	4,271	4,314

Cash dividends per common share:
Common Stock	$0.0675	$0.0625	$0.135	$0.125
Class A Common Stock	$0.0625	$0.0575	$0.125	$0.115

1See additional details at the end of this release.

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NEWS RELEASE – August 2, 2006

HAVERTY FURNITURE COMPANIES, INC. and SUBSIDIARIES	Page 4

Condensed Consolidated Balance Sheets (Amounts in thousands – Unaudited)

	June 30, 2006	December 31, 2005	June 30, 2005

Assets
Cash and cash equivalents	$7,495	$11,121	$10,266
Accounts receivable, net of allowance	64,671	80,716	86,754
Inventories, at LIFO cost	118,698	107,631	110,359
Other current assets	22,930	21,703	16,663
Total Current Assets	213,794	221,171	224,042

Accounts receivable, long-term	9,113	10,394	9,220
Property and equipment, net	218,162	217,391	210,322
Other assets	11,967	14,096	11,700
	$453,036	$463,052	$455,284

Liabilities and Stockholders’ Equity
Notes payable to banks	$4,950	$4,300	$11,350
Accounts payable and accrued liabilities	99,640	113,363	97,962
Current portion of long-term debt and capital lease obligations	12,639	13,139	12,816
Total Current Liabilities	117,229	130,802	122,128

Long-term debt and capital lease obligations	24,965	31,022	37,982
Other liabilities	23,433	21,958	19,663
Stockholders’ Equity	287,409	279,270	275,511

	$453,036	$463,052	$455,284

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NEWS RELEASE – August 2, 2006

HAVERTY FURNITURE COMPANIES, INC. and SUBSIDIARIES	Page 5

Condensed Consolidated Statements of Cash Flows (Amounts in thousands – Unaudited)

	Six Months Ended June 30,
	2006	2005

Operating Activities
Net income	$8,694	$4,483
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	10,528	10,524
Provision for doubtful accounts	116	517
Deferred income taxes	536	130
(Gain) loss on sale of property and equipment	(1,184)	32
Other	519	700
Changes in operating assets and liabilities	(5,533)	(16,053)

Net cash provided by operating activities	13,676	333

Investing Activities
Capital expenditures	(13,204)	(15,937)
Proceeds from sale of auction rate securities	—	5,000
Proceeds from sale of property and equipment	2,898	96
Other investing activities	273	1,209
Net cash used in investing activities	(10,033)	(9,632)

Financing Activities
Proceeds from borrowings under revolving credit facilities	503,395	334,350
Payments of borrowings under revolving credit facilities	(502,745)	(323,000)
Net increase in borrowings under revolving credit facilities	650	11,350
Payments on long-term debt and capital lease obligations	(6,557)	(13,700)
Proceeds from exercise of stock options	1,540	576
Dividends paid	(2,998)	(2,798)
Other	96	—
Net cash used in financing activities	(7,269)	(4,572)

Decrease in cash and cash equivalents	(3,626)	(13,871)

Cash and cash equivalents at beginning of the period	11,121	24,137

Cash and cash equivalents at end of period	$7,495	$10,266

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NEWS RELEASE – August 2, 2006

HAVERTY FURNITURE COMPANIES, INC. and SUBSIDIARIES	Page 6

Reclassifications

Certain reclassifications have been made to the prior period financial statements to conform to the current period presentation.

Prior to December 31, 2005, cash on hand in depository bank accounts and checks outstanding for disbursing bank accounts were both classified as cash and cash equivalents in the balance sheets and statements of cash flows. At December 31, 2005 and all prior periods, checks outstanding for disbursing bank accounts have been reclassified to accounts payable. For balance sheet and statement of cash flow purposes, the amount of checks outstanding for disbursing bank accounts reclassified from cash and cash equivalents to accounts payable totaled approximately 9.4 million at June 30, 2005.

Earnings per Share

The following details how the number of shares in calculating the diluted earnings per share for Common Stock are derived under SFAS 128 and EITF 03-06 (shares in thousands):

	Quarter Ended June 30		Six Months Ended June 30
	2006	2005	2006	2005

Common Stock:
Weighted-average shares outstanding	18,308	18,431	18,236	18,403
Assumed conversion of Class A Common Shares	4,256	4,311	4,271	4,314
Dilutive options and stock awards	187	171	179	239
Total weighted-average diluted common shares	22,751	22,913	22,686	22,956

The amount of earnings used in calculating diluted earnings per share of Common Stock is equal to net income since the Class A shares are assumed to be converted.

Diluted earnings per share of Class A Common Stock includes the effect of dilutive common stock options and awards which reduces the amount of undistributed earnings allocated to the Class A Common Stock.

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Contact: Dennis L. Fink, EVP & CFO or

Jenny Hill Parker, VP, Secretary & Treasurer

404-443-2900